Exhibit 10.36

PURCHASE OPTION AGREEMENT

THIS PURCHASE OPTION AGREEMENT (“Agreement”) is entered into effective the 31st day of January 2007, by and between Nautilus, Inc., a Washington corporation, (“Purchaser”), and Treuriver Investments Limited, a British Virgin Islands company (“Seller”).

R E C I T A L S:

WHEREAS, among its activities, Seller engages in the procurement and distribution of certain of Purchaser’s proprietary line of health and fitness equipment and selected other fitness equipment (the “Business”); and

WHEREAS, Seller desires to provide Purchaser an exclusive, time-limited option to buy the Business and substantially all of the assets of the Business, and Purchaser desires to obtain an exclusive, time-limited option to purchase the Business and substantially all of the assets of the Business; and

WHEREAS, Nautilus has entered into a Purchase Option Agreement, of even date herewith, providing for an option to purchase substantially all of the assets of Land America Health & Fitness Co. LTD. (the “Land America Option”, and such Agreement the “Land America Option Agreement”); and

WHEREAS, Seller and Purchaser have finalized the terms of the attached Asset Purchase Agreement and associated Escrow Agreement to be used at Closing for the purchase transaction contemplated herein.

NOW, THEREFORE, in consideration of the mutual agreements and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, Purchaser and Seller hereby agree as follows:

1.	OPTION GRANT. Seller hereby grants to Purchaser the exclusive option (the “Option”) to acquire all of Seller’s assets (the “Assets”) used or useful, now or at the time of exercise of the Option, in the Business, including, without limitation, all tangible and intangible assets. The Assets shall not include any cash, marketable securities or accounts receivable.

2.	OPTION FEE. In consideration of the grant of the Option, Purchaser shall pay to Seller an option fee of Two Million U.S. Dollars ($2,000,000) (the “Option Fee”). Seller is currently holding such funds pursuant to other agreements between the parties and Seller acknowledges that no further delivery of funds by Purchaser is required to complete the payment of the Option Fee. In the event Purchaser fails to exercise the Option, the entire amount of the Option Fee shall be retained by Seller. If Purchaser exercises the Option, the Option Fee shall be retained by Seller and credited to the payment of the Purchase Price.

3.	TERM AND EXERCISE.

3.1	Option Term. The term of the Option shall begin on the effective date hereof and expire at 6:00 p.m. Pacific Daylight Time on June 30, 2007. In the event Purchaser fails to exercise the Option on or before such time of expiration, Purchaser shall return to Seller or destroy all confidential and proprietary information of Seller obtained by Purchaser during the due diligence process.

3.2	Exercise of Option. On or before expiration of the Option as provided in Section 3.1 above, and subject to the provisions of Section 3.3 below, Purchaser may elect to exercise the Option by giving written notice to Seller in accordance with Section 10.2 below and depositing an Option Exercise Deposit that shall be held in accordance with the terms of an Escrow Agreement in the form of Exhibit A attached hereto (the “Escrow Agreement”). The Option Exercise Deposit shall, at Purchaser’s sole option, consist of either (a) Thirty Million United States Dollars ($30,000,000) or (b) shares of Nautilus, Inc. unregistered common stock, bearing a restrictive legend as required by applicable U.S. state and federal securities laws, and with a value of $30,000,000, valued at the closing price on the New York Stock Exchange for the trading day immediately preceding the date of delivery of such shares. As set forth in the Purchase Agreement, Nautilus shall be obligated to file a registration statement covering such shares with the U.S. Securities and Exchange Commission within 30 days following Closing (as defined in the Purchase Agreement). The Option Exercise Deposit shall be held and disbursed in accordance with the terms of the Escrow Agreement and the Purchase Agreement.

3.3	Purchase Agreement and Escrow Agreement. Within sixty (60) days after delivery of written notice of exercise as specified in Section 3.2 above, but no earlier than June 30, 2007, Purchaser and Seller shall execute and deliver a definitive Asset Purchase and Sale Agreement (“Purchase Agreement”) in the form attached hereto as Exhibit B. The purchase and sale of the Assets shall be completed on December 31, 2007 (the “Closing Date”) in accordance with the terms of the Purchase Agreement. Seller shall deliver draft schedules and exhibits to the Purchase Agreement on or before April 30, 2007 and shall promptly provide updated schedules and exhibits to supplement or correct any information presented in such draft schedules.

3.4	Land America Option Agreement. It is the intention of the parties that exercise of the Option shall occur only in conjunction with exercise of the Land America Option. Therefore, exercise (or expiration, if applicable) of the Option as provided in Section 3.2 above shall constitute exercise (or expiration, if applicable) of the Land America Option, and exercise (or expiration, if applicable) of the Land America Option in accordance with the terms of the Land America Option Agreement shall constitute exercise (or expiration, if applicable) of the Option granted herein.

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4.	CONTINUATION OF BUSINESS; AUDITED FINANCIAL STATEMENTS.

4.1	Continuation of Business. From the date of this Agreement until the expiration of the Option, or until execution of the Purchase Agreement if the Option is exercised, (i) Seller shall continue to operate the Business in the ordinary course and will not enter into any transaction, agreement or other action out of the ordinary course; and (ii) Seller shall not manufacture or sell, or enter into any agreement to manufacture or sell, any product for delivery to any competitor of Purchaser. Notwithstanding the foregoing, Seller will be allowed to continue to sell certain products to certain existing customers as separately agreed in writing by Purchaser.

4.2	Audited Financial Statements. Seller agrees that commencing January 1, 2007 and at all times prior to expiration of the Option, or if the Option is exercised, at all times to and including the Closing Date, Seller shall maintain books and records in a manner necessary and appropriate to prepare audited financial statements prepared in accordance with U.S. GAAP. Seller further agrees to appoint Deloitte Touche Tohmatsu (“Deloitte”) as its independent auditors for 2007. The incremental cost of Deloitte as auditors compared to the cost of Seller’s previous statutory auditors will be reimbursed by Purchaser; provided, that if the Option expires without exercise, such reimbursement shall be limited to incremental costs incurred by Seller through June 30, 2007.

5.	EXCLUSIVE PERIOD OF NEGOTIATION. From the date of this Agreement until the earlier to occur of the parties’ mutual execution of the Purchase Agreement or termination of the Option, other than as contemplated by this Agreement, Seller will not, directly or indirectly, through any officer, director, employee, agent or otherwise (i) solicit, initiate or encourage submission of any proposals or offers from any corporation, partnership, persons or group relating to any acquisition, purchase or option to purchase any of the Business or Assets or stock of Seller, or any merger, consolidation, recapitalization or other business combination of any kind involving Seller, or any other transaction that is incompatible with the transactions described in this Agreement, or (ii) furnish to any person (other than its own professional advisors) any information with respect to any such transaction. From the date of this Agreement until the earlier to occur of (i) termination of the Option, (ii) termination of the Purchase Agreement and (iii) December 31, 2007, Purchaser shall not without the written consent of Seller (which consent shall not be unreasonably withheld) acquire or enter into negotiations to acquire the assets of any other business engaged in the manufacture of fitness equipment in China that has assets with a value exceeding (*).

(*)	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

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6.	SPECIAL PURCHASE REBATE PROGRAM

6.1	Purchaser and Seller have entered into a Supply Agreement, dated as of June 30, 2006 (the “Supply Agreement”), providing for the terms and conditions under which Purchaser will purchase Products (as defined in the Supply Agreement) from Seller. Seller will provide a rebate to Purchaser on all sales of Products made by Seller to Purchaser in accordance with the provisions of this Article 6. The rebate will be (*) of the total sales volume of Products calculated on an FOB sales price to Purchaser basis excluding sales of product tooling and sales attributed to rods purchased and packaged at the direction of Purchaser for Bowflex home gyms (the “Sales Volume”).

6.2	Rebates will be paid quarterly in arrears on each April 15, July 15, October 15 and January 15 in an amount equal to (*) of the Sales Volume of Products for the preceding calendar quarter; provided, that the rebate for calendar year 2006 (net of prior payments received by Purchaser in the total amount of (*)), shall be paid on or before February 15, 2007.

6.3	The term of the rebate program hereunder shall commence on January 1, 2006 and, unless extended as provided below, terminate on June 30, 2007. In the event Purchaser exercises the Option in accordance with Section 3.2 above, the term of the rebate program will automatically extend until December 31, 2007.

6.4	The parties acknowledge that the rebate amount was formulated based on current costs in U.S. Dollar terms to Seller for steel components and labor required in the manufacture, assembly and packaging of the Products. Accordingly, the parties agree that adjustments to the rebate rate will be made in the circumstances and in accordance with the procedures set forth below:

(a)	All calculations involving the determination of unit costs shall be made in accordance with U.S. GAAP. In determining the U.S. Dollar equivalent of a cost or expense incurred in RMB, the exchange rate used shall be the average of the buy and sell exchange rates (or mid-rate) announced by the People’s Bank of China for U.S. Dollars and RMB for the date on which the relevant RMB cost or expense was incurred. An average of the daily exchange rates may be used for transactions within one month (the rate for non-business days assumed to be the rate for the most recent previous day published.)

(*)	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

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(b)	For purposes of determining whether an adjustment to the rebate amount is required during the term of the rebate program, reference shall be made to the “Base Cost” of the Products. The “Base Cost” of the Bowflex Ultimate 2 shall be U.S(*) and the Base Cost of the Bowflex Extreme 2 shall be U.S(*) (each a “Base Cost Product” and collectively, the “Base Cost Products”).

(c)	At the end of each calendar quarter during the period for which the rebate program is in effect hereunder, Seller shall calculate the average per unit cost in U.S. Dollars of the Base Cost Products for such calendar quarter. If for any calendar quarter the average per unit cost of the Base Cost Products exceeds the Base Cost by more than (*), then within 30 days following the end of the applicable calendar quarter Seller shall certify to Purchaser in writing the amount of such excess expressed in terms of a percentage and provide Purchaser with reasonable supporting documentation to enable Purchaser to confirm that the methodology used in arriving at such figure and the accuracy of such certification. If Purchaser accepts such certification it shall confirm its acceptance in writing. The average will be calculated giving equal weighting to the percentage increase of each of the Base Cost Products. If Purchaser is unable to confirm that the methodology used was consistent with that used in arriving at the Base Case figure or disputes the accuracy of such certification, it will notify Seller in writing of such fact and the parties shall then promptly jointly engage an international accounting firm to examine the Seller’s books and records and determine the per unit cost of each Base Cost Product for the calendar quarter in question. The determination of the accounting firm as to the average per unit cost of the Base Cost Products shall be final and binding on the parties absent manifest error.

(d)	Adjustments to the rebate rate will only be made when the average per unit cost of the Base Cost Products as certified by Seller within 30 days following the end of the applicable calendar quarter and accepted by Purchaser or as determined by the accounting firm, as the case may be, in accordance with Subsection 6.4(c) above, exceeds the Base Cost by more than (*). When the average per unit cost of the Base Cost Products for any calendar quarter exceeds the Base Cost by more than (*), the rebate rate for the next quarter will be adjusted down by (*) percentage points for each full (*) incremental increase; provided, however, that in no case will the rebate rate be adjusted by more than (*) lower than that rebate rate applicable for the previous quarter and never below zero during the effective term of the rebate program Once the base cost has been exceeded by more than (*) in any quarter, Seller agrees to regularly

(*)	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

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update in the future on a quarterly basis the average per unit cost of the Base Cost Products. Any adjustment to the rebate rate will be confirmed by the parties in writing. If for any reason the parties are unable to agree on any such adjustment the matter shall be referred to arbitration in accordance with Section 10.4 below.

(e)	Purchaser and Seller shall each pay one-half of any fees charged and expenses incurred by any accounting firm jointly engaged to determine the Base Cost or the per unit cost of the Base Cost Products.

6.5	Purchaser and Seller agree that the pricing adjustments provided for in Article 3 of the Supply Agreement shall be suspended until December 31, 2007, provided, that the adjustments provided for in Section 3.5 of the Supply Agreement shall remain in effect.

7.	DUE DILIGENCE AND ACCESS TO RECORDS. Commencing on the date of this Agreement and until the earlier of the mutual execution of the Purchase Agreement or termination of the Option, Purchaser will have reasonable opportunity and access to investigate the Business and the Assets, including Seller’s books, records, and all relevant financial and operational information regarding the Assets and Business that Purchaser deems necessary to provide a basis for determining whether it will exercise the Option.

8.	CONFIDENTIALITY. The parties acknowledge that Purchaser and Land America Health & Fitness Co., Ltd. entered into a non-disclosure agreement dated March 16, 2006, and that agreement shall remain in full force and effect and is incorporated herein. The parties hereby agree that financial information of the Seller is proprietary and that the unauthorized use or disclosure of this information for any purpose other than as set forth in this Agreement could cause substantial monetary damages to the Seller.

9.	PUBLIC STATEMENTS OR RELEASES. Neither of the parties shall make any public announcement with respect to the existence or terms of this Agreement or the transactions provided for herein without the prior written approval of the other Party, which shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, nothing in this Section 8 shall prevent any party from making any public announcement it considers necessary in order to satisfy its obligations under the law or the rules of any securities exchange or market, provided such party, to the extent practicable, provides the other parties with an opportunity to review and comment on any proposed public announcement before it is made.

(*)	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

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10.	MISCELLANEOUS.

10.1	Amendment. No supplement, modification or amendment of this Agreement shall be valid unless the same is in writing and signed by all parties hereto.

10.2	Notices. Any notice or other communication required or permitted under this Agreement shall be in writing and shall be deemed given on the date of transmission when sent by telegram or facsimile transmission, on the third business day after the day of mailing when mailed by certified mail, postage prepaid, return receipt requested, from within the United States, or on the date of actual delivery, whichever is the earliest, and shall be sent to the parties at the following addresses, or at such other address as the party may hereafter designate by written notice to the other:

If to Purchaser:	Nautilus, Inc.
16400 SE Nautilus Drive
Vancouver, WA 98683
Attn: Wayne M. Bolio
Facsimile: (360) 859-5915

with a copy to:	Bruce A. Robertson
Garvey Schubert Barer
1191 Second Avenue, 18th Floor
Seattle, WA 98101
Facsimile: (206) 464-0125

If to Seller:	Treuriver Investments Limited
25 North 2nd Road
Xiamen, Xinglin, China 361022
Attn: (*)
Facsimile: (*)

with a copy to:	(*)

10.3	Governing Law and Venue. This Agreement and the rights of the parties hereunder shall be governed, construed and enforced in accordance with the laws of the State of Washington, U.S.A., without regard to its conflict of laws principles.

(*)	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

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10.4	Dispute Resolution. Any disputes between the contracting parties shall be submitted for final and binding resolution before a single arbitrator in accordance with the Commercial Rules of the American Arbitration Association. The arbitrators shall interpret all controversies or claims arising under or relating to this Agreement in accordance with the laws of the State of Washington, without regard to its conflict of laws principles. The arbitration is to be conducted in San Francisco, California.

10.5	Entire Agreement. This Agreement constitutes the entire agreement of the parties with regard to the matters addressed herein and shall supersede all previous negotiations, commitments, writings and agreements, written or oral, with respect to such subject matter.

10.6	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.

(The Remainder of this Page Intentionally Left Blank)

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IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

PURCHASER:	SELLER:

NAUTILUS, INC.	TREURIVER INVESTMENTS LTD.

By:	By:
Signature	Signature
Print Name:	Print Name:
Title:	Title:

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Exhibit A

ASSET PURCHASE AGREEMENT

BY AND AMONG

NAUTILUS, INC.,

[NAUTILUS ACQUISITION SUBSIDIARY]

AND

TREURIVER INVESTMENTS LIMITED

(*)

Dated as of •, 2007

(*)	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

TABLE OF CONTENTS

Description	Tab
GENERAL PROVISIONS	2

PURCHASE AND SALE OF BUSINESS AND ASSETS	6

SELLER AND THE SHAREHOLDERS	12

REPRESENTATIONS AND WARRANTIES OF NAUTILUS	21

ACTION PRIOR TO THE CLOSING DATE	22

CONDITIONS PRECEDENT TO OBLIGATIONS OF NAUTILUS	24

SELLER AND THE SHAREHOLDERS	26

INDEMNIFICATION	27

STAFF AND EMPLOYEE MATTERS	29

SUBSEQUENT TO THE CLOSING DATE	30

TERMINATION	31

OTHER PROVISIONS	32

LIST OF SCHEDULES AND EXHIBITS

Assigned Contracts	Schedule 2.1.8
Certain Fixed Assets	Schedule 2.4
Land Use Rights	Schedule 3.5.1
Buildings	Schedule 3.5.2
Leased Premises	Schedule 3.5.3
Tangible Property Owned	Schedule 3.5.4
Tangible Property Leased	Schedule 3.5.5
Inventory Locations	Schedule 3.5.6
Intellectual Property	Schedule 3.5.2
Contracts	Schedule 3.5.3
Additional Required Assets	Schedule 3.6
Tangible Personal Property	Schedule 3.7
Compliance with Law	Schedule 3.8
Litigation	Schedule 3.9
Brokers’ or Finders’ Fees	Schedule 3.10
Subsidiaries and Branches	Schedule 3.11
Financial Statements	Schedule 3.12
Liabilities	Schedule 3.13
Taxes	Schedule 3.14
Material Changes	Schedule 3.15
Insurance	Schedule 3.16
Suppliers	Schedule 3.17
Environmental Matters	Schedule 3.18
Employees	Schedule 3.19
Labor Contracts	Schedule 3.20.1

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Description	Tab
Employee Plans	Schedule 3.20.2
Compliance with the Foreign Corrupt Practices Act and Export Control and Anti-Boycott Laws	Schedule 3.21
Sales to Affiliates	Schedule 3.22
Services from Affiliates	Schedule 3.23

Exhibit A:	Form of Seller Non-Competition Agreement
Exhibit B:	Form of Shareholders Non-Competition Agreement
Exhibit C:	Form of Opinion of The Universal Legal Corp., PRC counsel to Seller and the Shareholders
Exhibit D:	From of Opinion of Reed Brown, counsel to Seller and the Shareholders

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ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (hereinafter, “Agreement”), dated as of                      2007, is entered into by and among the following parties (each a “Party” and collectively, the “Parties”):

1.	NAUTILUS, INC., a Washington corporation (“Nautilus”);

2.	[NAUTILUS ACQUISITION SUBSIDIARY], a wholly-owned subsidiary of Nautilus formed under the laws of the (“Buyer”);

3.	TREURIVER INVESTMENTS LIMITED, a British Virgin Islands company (“Seller”);

4.	(*) or a “Shareholder”), who together with his spouse, (*), are the sole shareholders of Seller; and

5.	(*) or a “Shareholder”), who together with her spouse, (*), are the sole shareholders of Seller.

PRELIMINARY STATEMENTS

1.	Seller is engaged in the procurement and distribution of certain of Nautilus’s proprietary line of health and fitness equipment and other fitness equipment (the “Business”).

2.	Nautilus and Seller have entered into a Purchase Option Agreement, dated effective January 29, 2007 (the “Option Agreement”), pursuant to which Nautilus was granted an option to purchase substantially all of the assets related to the Business.

3.	In accordance with the terms of the Option Agreement, Nautilus has given notice of exercise and the Parties have entered into an Escrow Agreement dated •, 2007 (the “Escrow Agreement”) pursuant to which Nautilus has deposited with the escrow agent thereunder an amount in cash and/or shares of Nautilus common stock with a total value at time of deposit thereunder equal to US$ 30,000,000 (the “Option Exercise Deposit”), to be held and disbursed in accordance with the terms of the Escrow Agreement.

4.	Nautilus, (*) are also parties to that certain Asset Purchase Agreement, of even date herewith, pursuant to which substantially all of the assets of Land America Health & Fitness Co., Ltd. are being acquired by [Nautilus WOFE] (the “Land America Agreement”).

5.	Upon the terms and subject to the conditions of this Agreement, Seller is willing to sell substantially all of the assets of the Business to Nautilus or Buyer, and Nautilus is willing to purchase the Assets or, at Nautilus’s option, cause Buyer to purchase such assets from Seller.

(*)	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

NOW, THEREFORE, the Parties hereby agree as follows:

CHAPTER 1

GENERAL PROVISIONS

Article 1.1	Definitions.

The following terms as used in this Agreement shall have the meanings set forth below:

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with, such Person. The term “control” (including the terms “controlled by” or “under the common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of an equity interest or by contract or otherwise.

“After Acquired Assets” has the meaning given such term in Article 2.4 (c).

“Audit Report” has the meaning given such term in Article 2.4 (a).

“Audited Closing Financial Statements” has the meaning given such term in Article 2.4 (a).

“Agreement” means this Asset Purchase Agreement and the Schedules hereto.

“Appraiser” has the meaning given in Article 5.2.

“Assets” has the meaning given such term in Article 2.1.

“2006 Balance Sheet” has the meaning given such term in Article 3.12.

“Books and Records” shall mean all books, ledgers, files, reports, plans and operating records of, or maintained by, the Business, in both physical and electronic form, as the case may be.

“Business” has the meaning given such term in the Preliminary Statements hereof.

“Business Day” means any day when banks are open for business in Xiamen, Fujian

Province, PRC.

“Buyer” has the meaning given such term in the Preliminary Statements hereof.

“Closing Date” has the meaning given such term in Article 2.5.

“Computer Software” means all computer applications software, owned or licensed, whether for general business usage (e.g., accounting, word processing,

graphics, spreadsheet analysis, etc.) or specific, unique-to-the-business usage (e.g., order processing, manufacturing, process control, design, shipping, etc.) and all computer operating, security or programming software, owned or licensed.

“Customer Complaint” has the meaning given such term in Article 10.7.

“Disposed Assets” has the meaning given such term in Article 2.4 (c).

“Employee Plans” shall mean all welfare and benefit plans maintained by Seller for the benefit of the staff and workers of Seller, including, without limitation, all bonus, retirement, pension, health and medical, life insurance, disability and accident insurance, vacation and/or annual leave, sick-leave and housing plans.

“Excluded Assets” shall mean all assets of Seller not used in or relating to the Business and all cash and accounts receivable relating to the Business.

“Escrow Agent” has the meaning given such term in the Escrow Agreement.

“Escrow Agreement” has the meaning given such term in the Preliminary Statements hereof.

“Escrow Property” has the meaning given such term in the Escrow Agreement.

“Facilities” means the land and buildings and any leasehold interests in land or buildings currently owned or operated by Seller and any machinery or other equipment used or operated by Seller at the respective locations of the land and buildings specified in Articles 3.5.1, 3.5.2 and 3.5.3.

“Final Inventory Value” has the meaning given such term in Article 2.4 (b).

“Government Authority” shall mean the government of the PRC, any subdivision thereof and any provincial or local government authority having jurisdiction over Seller, the Business or any Assets.

“Improvements” means all buildings, structures, fixtures, and other infrastructure located on the land described in Article 3.5.1.

“Indemnity Cut-Off Date” has the meaning given such term in Article 8.2 hereof.

“Intellectual Property” shall mean trademarks, service marks, brand names, certification marks, trade dress, trade names and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not in any jurisdiction; patents, applications for patents (including, without limitation, divisions, continuations, continuations in-part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; non-public information, trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any Person; writings and other works, whether copyrightable or not in any jurisdiction; registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; Computer Software (including, but not limited to, data, source codes, object codes, specifications and related documentation), any similar intellectual property or proprietary rights; and any claims arising out of or related to any infringement or misappropriation of any of the foregoing.

“Interim Balance Sheet” has the meaning given such term in Article 3.12.

“Inventory” means all inventories of Seller relating to the Business, wherever located, including all finished goods, work in process, raw materials, spare parts and all other materials and supplies to be used or consumed by Seller in the production of finished goods of the Business.

“Land” means the land described in Article 3.5.1.

“Lien” shall mean any mortgage, lien, pledge, security interest or other type of charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor, any easement, right of way or other encumbrance on title to real property, options or any other restrictions or third party rights.

“M&A Regulations” has the meaning given such term in Article 5.1.

“Option Agreement” has the meaning given such term in the Preliminary Statements hereof.

“Option Exercise Deposit” has the meaning given such term in the Preliminary Statements hereof.

“Party” shall mean each of Nautilus, Buyer, Seller, (*), who are sometimes collectively referred to as the “Parties”.

“Person” shall mean an individual, partnership, corporation, joint stock company, limited liability company, state-owned enterprise, joint venture or other entity, or a government or any political subdivision or agency thereof.

“PRC” or “China” shall mean the People’s Republic of China.

“Purchase Price” has the meaning given such term in Article 2.3.

“Purchase Price Adjustment Amount” has the meaning given such term in Article 2.4(d).

“Real Property” means the Land and Improvements.

“RMB,” “Renminbi” or “¥”shall mean the currency of the PRC.

(*)	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

“Seller” has the meaning given such term in the Preliminary Statements hereof.

“Seller’s Non-Competition Agreement” shall mean the Non-Competition, Non-Disclosure and Non-Solicitation Agreement, between Seller and Nautilus, in substantially the form of Exhibit A hereto.

“Shareholder” shall mean each of (*), who are sometimes collectively referred to as the “Shareholders”

“Shareholders’ Non-Competition Agreement” shall mean the Non-Competition, Non Disclosure and Non-Solicitation Agreement, among the Shareholders and Nautilus, in substantially the form of Exhibit B hereto.

“Taxes” shall mean all tax and stamp duties charges, tariffs or other assessments charged by any Government Authority (including, without limitation, business, income, capital gain, value added, use, transfer, sales, deed and excise or custom tax, and stamp duties and however termed).

“Tangible Personal Property” all machinery, equipment, tools, dyes, molds, furniture, fixtures, office equipment, computer hardware, supplies, materials, vehicles and other items of tangible personal property (other than Inventory) of every kind owned or leased by Seller (wherever located and whether or not carried on Seller’s books), together with any express or implied warranty by the manufacturers or sellers or lessors of any item or component part thereof and all maintenance records and other documents relating thereto.

“Transaction Documents” mean each of this Agreement, Seller’s Non-Competition Agreement, the Shareholders’ Non-Competition Agreement, the Escrow Agreement, the (*) Consulting Agreement, and each of the documents to be delivered by Seller pursuant to Section 2.6 below.

“U.S. Dollars,” “US$” or “$” shall mean the currency of the United States of America.

“U.S. GAAP” shall mean United States generally accepted accounting principles.

Article 1.2	Construction of Certain Terms and Phrases. Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement; and (iv) the terms “Article” or “Clause” refer to the specified Article or Clause of this Agreement. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

(*)	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Article 1.3	Exchange Rate. In determining the U.S. Dollar equivalent of an amount in RMB or vice versa, the exchange rate used shall be the average of the buy and sell exchange rates (or mid-rate) announced by the People’s Bank of China for U.S. Dollars and RMB for the date on or as of which the determination is made.

CHAPTER 2

PURCHASE AND SALE OF BUSINESS AND ASSETS

Article 2.1	Purchase and Sale of the Business and Assets. Subject to the terms and conditions of this Agreement, at the Closing, Seller shall sell and transfer to Nautilus or Buyer, and Nautilus shall purchase or cause Buyer to purchase from Seller, all of Seller’s interest in the following assets (the “Assets”), free and clear of all Liens:

2.1.1	Intellectual Property. All interests of Seller in the Intellectual Property used in or related to the Business, including, without limitation that listed in Schedule 3.5.2.

2.1.2	Contracts Related to the Business. All rights and interests of Seller in and to the agreements or contracts used in or related to the Business that are listed in Schedule 2.1.3.

2.1.3	Warranties or Guarantees. All rights of Seller under or pursuant to all warranties, representations and guarantees made by third parties relating to items included in the Assets, including, without limitation, warranties or guarantees given by manufacturers and/or vendors in respect of the Assets.

2.1.4	Pre-Paid Expenses. All rights and interests of Seller in and to all pre-paid expenses made to any supplier of goods, utilities or services in respect of the Business.

Buyer shall not purchase any Excluded Assets and Excluded Assets shall remain the property of Seller after the Closing.

Article 2.2	No Assumption of Liabilities by Buyer. Neither Nautilus nor Buyer will assume, discharge or perform any liabilities or obligations of Seller or the Shareholders incurred or arising prior to or after the Closing, including, without limitation, those liabilities listed below, all of which liabilities will remain with Seller or the Shareholders and which Seller and the Shareholders hereby agree to retain and discharge or perform:

2.2.1	subject to Article 12.3, liabilities for all Taxes;

2.2.2	any environmental, health or public safety claims, liabilities or remedial expenses;

2.2.3	liabilities or obligations with respect to wages, severance or termination, employee welfare benefits and pensions, workers compensation and health care claims or other benefits or funds payable to employees or former employees of the respective Seller;

2.2.4	liabilities for money borrowed and accounts payable;

2.2.5	liabilities arising from any product warranties; and

2.2.6	liabilities or obligations to any supplier of goods, services or utilities or to any customer and;

2.2.7	any other liabilities or obligations to any third party, including, without limitation, liabilities to any Government Authority.

Article 2.3	Purchase Price. The purchase price (the “Purchase Price”) for the Assets shall be US$32,000,000 (THIRTY TWO MILLION U.S. DOLLARS). The Purchase Price shall be paid or credited as paid by or on behalf of Buyer as follows:

(a)	the US$2,000,000 option fee previously paid to Seller shall be credited against the Purchase Price; and

(b)	US$30,000,000 of the Purchase Price shall be paid to Seller by release of the Option Exercise Deposit in accordance with the terms of the Escrow Agreement.

Article 2.4	Closing Audit. Within sixty (60) calendar days after the Closing Date, Deloitte Touche Tomatsu (“Deloitte”), or other independent auditors approved by Buyer will prepare an audited balance sheet of the Business, as at the Closing Date, and an audited statement of income of the Business for the period beginning January 1, 2007 and ending on the Closing Date. The fees and expenses of such audit shall be paid by Seller; provided, that Buyer will reimburse Seller for the incremental audit fees as compared to the fees associated with Seller’s previous statutory audit. Promptly after completion of such audit Deloitte shall supply Seller with copies of the Audited Closing Financial Statements and Deloitte’s opinion thereon (together with the Audited Closing Financial Statements, the “Audit Report”) stating that the Audited Closing Financial Statements have been prepared in accordance with U.S. GAAP on a going concern basis consistently applied.

Article 2.5	Transfer Completion. The completion of the transactions contemplated hereby (the “Transfer Completion”) shall take place at on December 31, 2007, 10:00 a.m. Beijing time, or at such other date and place as the Parties may agree in writing (the “Closing Date”).

Article 2.6	Deliveries by Seller. At the Transfer Completion, Seller shall deliver to Buyer the following:

2.6.1	Duly executed bills of sale or other instruments of transfer, in form and substance reasonably acceptable to Nautilus, transferring ownership to Buyer of all tangible property listed in Schedule 3.5.4;

2.6.2	Duly executed assignments or, where necessary, subleases, in form and substance reasonably acceptable to Nautilus, assigning or subleasing to Buyer all leasehold interests, if any, in the tangible property listed in Schedule 3.5.5;

2.6.3	Duly executed assignments or other instruments of transfer, in form and substance reasonably acceptable to Nautilus, assigning and transferring to Buyer all of Seller’s interest in all Intellectual Property used in and related to the Business, including that listed in Schedule 3.5.2, including, without limitation, an assignment of Seller’s trade name and trademarks relating to the Business;

2.6.4	Duly executed assignments transferring to Buyer all of Seller’s rights and obligations under all contracts, licenses and similar instruments used in and relating to the Business to which Seller is a party, in form and substance reasonably acceptable to Nautilus, together with the written consent, if required, of the other party to such contracts, licenses and similar instruments; and

2.6.5	The certificates and other documents to be delivered pursuant to Chapter 6 hereof.

Article 2.7	Deliveries by Buyer. At the Closing, Buyer shall deliver to Seller the following:

2.7.1	The Purchase Price to Seller, by (i) crediting the US$2,000,000 option fee previously paid to Seller, and (ii) delivery of U.S.$30,000,000 by transfer of the Option Exercise Deposit (including any additional shares or cash deposited by Nautilus prior to Closing in accordance with the terms of the Escrow Agreement in order to increase the value of the Option Exercise Deposit to U.S.$30,000,000) to an account designated by Seller in writing not less than three Business Days prior to the Closing Date;

2.7.2	The certificates and other documents to be delivered pursuant to Chapter 7 hereof.

CHAPTER 3

REPRESENTATIONS AND WARRANTIES OF

SELLER AND THE SHAREHOLDERS

Seller and each Shareholder hereby represent and warrant, jointly and severally, to Nautilus and Buyer as follows:

Article 3.1	Organization. Seller is a limited liability company duly organized under the Law of the British Virgin Islands.

Article 3.2	Power and Authority. The execution and performance by Seller of this Agreement and each other Transaction Document to which it is a party (i) are within its corporate power and business scope, (ii) have been duly authorized by all necessary corporate action, (iii) do not contravene its articles of association and (iv) do not contravene any law or contractual restriction binding on or affecting it. Each Shareholder has the full legal right and authority to execute and perform his/her obligations under this Agreement and the other Transaction Documents to which he/she is a party and such execution and performance does not contravene any laws or contractual restrictions binding on or affecting him/her.

Article 3.3	Consents and Approvals. All authorizations, consents or approvals or other actions by, and all notices to or filings with, any Government Authority required for the due execution and performance by Seller and the Shareholders of this Agreement and the other Transaction Documents has been obtained.

Article 3.4	Binding Effect. This Agreement is, and the each other Transaction Document to which Seller or a Shareholder will be a party when executed by such Party will be, the legal, valid and binding obligation of Seller or such Shareholder, enforceable against Seller or such Shareholder in accordance with its respective terms.

Article 3.5	Ownership of Assets. Seller owns leases or has the legal right to use all of the Assets. Seller has good and marketable title to, or, in the case of leases, valid and effective leasehold interests in, all of the Assets, free and clear of all Liens, except as noted in the Schedules hereto.

3.5.1	[Intentionally left blank]

3.5.2

Intellectual Property. Schedule 3.5.2 sets forth all domestic and foreign Intellectual Property used in or relating to the Business, registered in the name of Seller, or of which Seller is a licensor or licensee, used in, or which have been used in, or which are under development or have been conceived in, or which have or potentially have application to, the Business. Seller owns all of the Intellectual Property to be transferred hereunder free and clear of all Liens and pays no royalty to anyone under or with respect to any of them, except as set forth in such Schedule 3.5.2. All rights of Seller in and to each item of the Intellectual Property listed on Schedule 3.5.2 and to all processes, lab journals, toxicological and ecological data, trade secrets, technology including know-how and show-how, product formulae, manufacturing, engineering and other drawings, intellectual property rights, agency agreements, technical information, engineering data, design and engineering specifications and similar materials recording or evidencing Seller’s proprietary expertise used in or residing with the Business, whether purchased or developed internally, included in the Assets are transferable to Buyer as herein contemplated. There is no conflict with the rights of others known to Seller, or any claim or formal charge of infringement, with respect to any Intellectual Property of the Business, or with respect to any license relating to the Business under which Seller is licensor or licensee. Seller has no knowledge of the possible infringement by any third party of any Intellectual Property related to or used in the Business.

3.5.3	Contracts. Schedule 3.5.3 sets forth all of the following contracts of Seller relating to the Business: (a) all existing contracts for the purchase of raw materials, commodities, merchandise, supplies, other materials or personal property with any supplier under the terms of which Seller is likely to pay more than US$100,000 or the equivalent in RMB during the term of the contract, (b) all existing contracts for the sale of raw materials, commodities, merchandise, supplies, other materials or personal property or for the furnishing of services by or to the Business which involve more than the sum of US$100,000 or the equivalent thereof in RMB , (c) to the extent not included in the foregoing, all broker, distributor, dealer, manufacturer’s representative, sales, agency, sales promotion, market research, marketing consulting or advertising contracts used in or relating to the Business, (d) all contracts of, or relating to, employment of any officer or individual employee or contracts of independent contractors or consultants relating to the Business and not cancellable without penalty within 30 days of notice of such cancellation, (e) all mortgages, notes, loan or credit agreements or other contracts or obligations of Seller or to the direct or indirect guaranty or assumption by Seller of obligations of others with respect to the Business or the Assets, and (f) all other contracts, whether or not made in the ordinary course of business, which are material to the Business or the Assets. Except as noted in Schedule 3.5.3, each contract listed therein is in full force and effect and, subject to obtaining the consent of the other Party thereto is assignable to Buyer without penalty or other adverse consequence. Seller (in relation to the Business) is not in default under the terms of any such contract or in the payment of any principal of or interest on any indebtedness for borrowed money. There are no contracts granting any Person any preferential rights to purchase any of the Assets or any of the properties or assets of the Business other than in the ordinary course of the Business. All of the contracts listed in Schedule 3.5.3 are valid and binding.

Article 3.6	Sufficiency of Assets. Except as set forth in Schedule 3.6, the Assets (a) constitute all of the assets, tangible and intangible, of any nature whatsoever, necessary to operate the Business in the manner presently operated by Seller (it being understood that Seller is not responsible for any operational or management errors in the conduct of the Business after the Closing), and (b) except for the Excluded Assets, include all of the operating assets of Seller related to the Business.

Article 3.7	Compliance with Laws. Except as described in Schedule 3.7, Seller is in compliance, and there exists no alleged non-compliance, with all applicable statutes, orders, rules and regulations promulgated by any Government Authority relating in any material respect to the Assets or the operation and conduct of the Business, or the use of the properties of the Business and neither Seller nor any Shareholder has received any notice of alleged violation of any such statute, order, rule or regulation. Schedule 3.7 lists all material governmental licenses, permits, product registrations, filings, authorizations and approvals and any pending applications for any thereof relating to the conduct of the Business or the use of properties held by Seller and such licenses, permits, product registrations, filings, authorizations and approvals are all the governmental licenses, permits, filings, authorizations and approvals necessary to conduct the Business or to use the Assets as currently conducted or used.

Article 3.8	Litigation. Except as set forth in Schedule 3.8, there is no action, lawsuit, claim, proceeding, or investigation pending or, to the best knowledge of Seller and the Shareholders, threatened against or affecting Seller which, if decided adversely against Seller, could have a material adverse effect upon the Business or its financial condition, prospects or operations, or upon the Assets. Seller is not in default, and no condition exists that with notice or the lapse of time or both would constitute a default, with respect to any order, writ, injunction or decree of any court or Government Authority affecting or relating to the Business. No condemnation proceeding has been commenced or, to the knowledge of Seller or any Shareholder, is threatened to be commenced against any of the Assets.

Article 3.9	Brokers’ or Finders’ Fees. Except as set forth in Schedule 3.9, neither Seller nor any Shareholder has paid or will become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions provided for in this Agreement.

Article 3.10	Subsidiaries. Except as set forth in Schedule 3.10, Seller has no subsidiaries or branches.

Article 3.11

Financial Statements. Seller has delivered to Nautilus: (a) a pro forma unaudited balance sheet of the Business as at December 31, 2006 (including the notes thereto, the “2006 Balance Sheet”), and the related pro forma unaudited statements of income, changes in shareholders’ equity and cash flows for the fiscal year then ended, including the notes thereto, certified by the CEO/President and chief financial officer of Seller; and (b) unaudited pro forma balance sheets of the Business as at each of March 31, 2007 and June 30, 2007 (the “Interim Balance Sheets”) and the related unaudited pro forma statements of income, changes in shareholders’ equity, and cash flows for the fiscal quarters then ended, including the notes thereto, certified by the CEO/President and chief financial officer of Seller. Such financial statements fairly present (and the financial statements delivered pursuant to Section 5.11 will fairly present) the financial condition and the results of operations, changes in shareholders’ equity and cash flows of the Business, as at the respective dates of and for the periods referred to in such financial statements, all in accordance with U.S. GAAP. The financial statements referred to in this Section 3.11 reflect the consistent application of such accounting principles throughout the periods involved. The financial statements have been prepared from and are in accordance with the accounting records of Seller. Seller has also delivered to Buyer copies of all letters from the Seller’s auditors to the Seller’s board of directors or the audit committee thereof dated during 2007, together with copies of all responses thereto.

Article 3.12	No Undisclosed Liabilities. The Business has no material liabilities except for liabilities reflected or reserved against in the 2006 Balance Sheet or the Interim Balance Sheets and current liabilities incurred in the ordinary course of business of the Business since June 30, 2007.

Article 3.13	Books and Records; Tax Returns. Seller’s books of account reflect all items of income and expense and all assets and liabilities of the Business required to be reflected therein in accordance with U.S. GAAP and neither Seller nor any Affiliate of Seller has failed to file any material report or return with respect to the Business which may be required by any law or regulation of the British Virgin Islands or political subdivision thereof to be filed, and, except as set forth in Schedule 3.13, Seller has duly paid or accrued on it’s books of account all taxes, duties and charges pursuant to such reports and returns or assessed against Seller. Seller has fully filed, on or before the due date therefor or the expiration of any extended period for filing, all returns or reports with respect to any Taxes required to be filed by Seller, which returns or reports disclose as having become due and payable all Taxes becoming due and payable for the periods covered therein. Except as set forth in Schedule 3.13, Seller has paid all Taxes reflected in such returns and reports and all other Taxes currently due or claimed to be due from Seller by any Government Authority.

Article 3.14	Absence of Certain Changes, Events and Conditions. Since December 31, 2006, there has not been any material adverse change in the condition (financial or otherwise) of the Assets, liabilities, business, results of operations or prospects of the Business, including, without limitation, any damage or destruction of property by fire or other casualty involving loss in excess of US$100,000 or the equivalent thereof in RMB in the aggregate, whether or not covered by insurance. Except as described in Schedule 3.14, there are no conditions known to the senior management of Seller or any Shareholder existing with respect to the products, facilities, personnel, raw materials, supplies or Assets of the Business which might reasonably be expected to have a material adverse effect on the Business or its prospects.

Article 3.15

Employees. Schedule 3.15 lists the name, current annual salary rates, bonuses, deferred compensation and other like benefits (in cash or otherwise) paid or payable through the date hereof for fiscal 2007, date of employment and description of position of each of the current employees, officers, directors and agents of Seller employed in the Business or operations of the Business. Except as set forth on Schedule 3.15, no employee of Seller has suffered any industrial injury resulting from employment with Seller or filed a claim for compensation related to any industrial injury or condition of employment resulting from employment with Seller.

Article 3.16	Employee Plans. Schedule 3.16 contains a complete and accurate list of all Employee Plans and Seller has no other obligations, contingent or otherwise, relating to any Employee Plans. Seller has delivered to Buyer true and complete copies of all Employee Plans, including trust agreements and insurance contracts embodying such plans, funds, programs or arrangements.

Article 3.17	Compliance with the Foreign Corrupt Practices Act and Export Control and Anti-Boycott Laws.

(a)	Except as identified in Schedule 3.21, neither Seller nor any of its representatives or agents have, to obtain or retain business, directly or indirectly offered, paid or promised to pay, or authorized the payment of, any money or other thing of value (including any fee, gift, sample, travel expense or entertainment with a value in excess of one hundred dollars ($100.00) or the equivalent thereof in RMB in the aggregate to any one individual in any year) or any commission payment payable, to:

(i)	any person who is an official, officer, agent, employee or representative of any Government Authority or of any existing or prospective customer (whether government owned or non-government owned);

(ii)	any political party or official thereof;

(iii)	any candidate for political or political party office; or

(iv)	any other individual or entity;

while knowing or having reason to believe that all or any portion of such money or thing of value would be offered, given, or promised, directly or indirectly, to any such official, officer, agent, employee, representative, political party, political party official, candidate, individual, or any entity affiliated with such customer, political party or official or political office.

(b)	Except as set forth in Schedule 3.17(b), Seller has made all payments to third parties by check mailed to such third parties’ principal place of business or by wire transfer to a bank located in the same jurisdiction as such party’s principal place of business.

(c)	Each transaction is properly and accurately recorded on the books and records of Seller, and each document upon which entries in Seller’s books and records are based is complete and accurate in all respects. Seller maintains a system of internal accounting controls adequate to insure that Seller maintains no off-the-books accounts and that Seller’s assets are used only in accordance with Seller’s management directives.

(d)	Seller has at all times been in compliance with all legal requirements relating to export control and trade embargoes. No product sold or service provided by Seller or any Affiliate of Seller during the last five (5) years has been, directly or indirectly, sold to or performed on behalf of Cuba, Iraq, Iran, Libya, North Korea or Sudan.

(e)	Except as set forth in Schedule 3.17(e), neither Seller nor any Affiliate of Seller has violated the anti-boycott prohibitions contained in 50 U.S.C. sect. 2401 et seq. or taken any action that can be penalized under Section 999 of the U.S Internal Revenue Code of 1986, as amended. Except as set forth in Schedule 3.21(e), during the last five (5) years, neither Seller nor any Affiliate of Seller has been a party to, nor a beneficiary under and has not performed any service or sold any product under any contract under which a product has been sold to customers in Bahrain, Bangladesh, Iraq, Jordan, Kuwait, Lebanon, Libya, Oman, Qatar, Saudi Arabia, Sudan, Syria, United Arab Emirates or the Republic of Yemen.

Article 3.18	Compliance with PRC Anti-Corruption Laws. Seller has not, nor to the best of its knowledge after reasonable inquiry has any Affiliate of Seller or any of their respective employees, representatives or agents has engaged in any conduct which would constitute a violation of PRC law prohibiting bribery, including, without limitation, any conduct or activity which would constitute a violation of Articles 163, 164 or 389 of the PRC Criminal Code, Article 8 of the Law Against Unfair Competition or the Interim Rules on Prohibition of Commercial Bribery.

Article 3.19	Pricing of Sales. Except as set forth in Schedule 3.19, since December 31, 2006, all of the products of the Business have been sold to persons who are not Affiliates or, if Affiliates have been sold at prices not exceeding prices at which such products are sold in substantial quantities in the marketplace in arms-length transactions.

Article 3.20	Pricing of Services. Except as set forth in Schedule 3.20, since December 31, 2006, all services provided to the Business have been provided by person who are not Affiliates or, if by Affiliates, have been provided at prices not exceeding prices at which such services are provided in the marketplace in arms-length transactions.

Article 3.21

Completeness of Schedules. The Schedules attached hereto, where applicable to Seller, completely and correctly present the information required by this Agreement to be set forth therein, and do not contain any untrue statement of a material fact. Originals or true and complete copies of all documents or other written materials underlying items listed in such Schedules have heretofore been made available for examination by Buyer, including, without limitation, deeds, leases, mortgages, deeds of trust, security instruments, permits, trademarks, patents and other Intellectual Property, litigation files, contracts, employee agreements and licenses, and such documents have not been modified and will not be modified prior to the Closing Date without Nautilus’s prior written consent.

CHAPTER 4

REPRESENTATIONS AND WARRANTIES OF NAUTILUS

Nautilus and Buyer hereby jointly and severally represent and warrant to Seller and the Shareholders as follows:

Article 4.1	Organization. Nautilus is a corporation duly organized and validly existing and in good standing under the laws of the State of Washington, U.S.A. Buyer is a duly organized and validly existing and in good standing under the laws of .

Article 4.2	Power and Authority. The execution and performance by Nautilus and Buyer of this Agreement and the other Transaction Documents to which it is a party (i) are within its corporate power, (ii) have been duly authorized by all necessary corporate action, (iii) do not contravene its respective Certificate of Incorporation or By-Laws or articles of association and (iv) do not contravene any law or contractual restriction binding on or affecting it.

Article 4.3	Consents and Approvals. No authorization, consent or approval or other action by, and no notice to or filing with, any governmental authority is required for the due execution, delivery and performance by Nautilus and Buyer of this Agreement. Nautilus has the financial capacity to satisfy its financial obligations as contemplated herein.

Article 4.4	Binding Effect. This Agreement and each other Transaction Document to which it is a party is the legal, valid and binding obligation of Nautilus and Buyer, enforceable against Nautilus and/or Buyer in accordance with its terms.

Article 4.5	Brokers’ or Finders’ Fees. Neither Nautilus nor Buyer has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions provided for in this Agreement.

Article 4.6	Acknowledgments. Subject to the representations, warranties and covenants of Seller and the Shareholders as set forth in this Agreement and the exhibits, schedules and attachments hereto, Nautilus and Buyer are relying on their own investigation as to the condition of the Business and the Assets. Nautilus has been provided access to the books, records and personnel of Seller and has been afforded an opportunity to make inquires and to review such information as Nautilus has requested for the purpose of completing such investigation.

Article 4.7	Periodic Reports. The periodic reports on Form 10-K, Form 10-Q and Form 8-K filed by Nautilus with the U.S. Securities and Exchange Commission (“SEC”) since June 30, 2006 (i) complied as to form in all material respects with the requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

CHAPTER 5

ACTION PRIOR TO THE CLOSING DATE

The following actions have been or will be taken prior to the Closing Date:

Article 5.1	Preserve Accuracy of Representations and Warranties. Each Party shall refrain from taking any action which would render any representation and warranty contained in Chapters 3 and 4 of this Agreement inaccurate in any material respect on the Closing Date.

Article 5.2	Operation of Business. From the date hereof through the Closing Date, except with the prior written consent of Nautilus or as otherwise provided below, Seller and the Shareholders shall (i) conduct the business and operations of the Business only in the ordinary course, (ii) continue to meet the contractual obligations incurred by Seller in the ordinary course of business and to pay all obligations as they mature in the ordinary course of business, (iii) exercise best efforts to keep available the services of the present employees of the Business, and (iv) exercise best efforts to preserve the good relations of suppliers, customers and others with whom Seller has business relations relating to the Business.

Article 5.3	Sale or Pledge of Assets; Borrowing. Seller shall not sell or mortgage or pledge any of the Assets or, for the account of the Business, borrow any money or incur, assume or guarantee or otherwise become directly or indirectly responsible for the payment of any indebtedness or any other obligation of any other Person or agree to do any of the foregoing.

Article 5.4	Compliance with Laws, etc. Seller shall comply with all applicable laws and shall conduct the Business in such a manner that on the Closing Date the representations and warranties contained in this Agreement shall be true as though such representations and warranties were made on and as of such date.

Article 5.5	Best Efforts. Each of the Parties hereto shall use its best efforts to fulfill all of the conditions set forth in this Agreement over which it has control or influence (including obtaining any authorizations, consents, approvals or waivers necessary to the performance of such Party’s obligations hereunder) and to consummate the transactions contemplated herein.

Article 5.6	Nautilus’s Access to Information and Records Before the Closing. Seller shall give Nautilus, its employees, counsel, accountants and other representatives full access throughout the period prior to the Closing Date, to all of the properties, books, contracts, commitments, customers, suppliers, distributors and records of the Business, and furnish to Nautilus during such period all such information concerning the Business as Nautilus may reasonably request. Representatives of Nautilus shall be allowed to have unrestricted contact with employees employed in the Business and with past and present customers, suppliers and distributors of the Business, for the purpose of accomplishing an orderly transfer of the Business to Buyer on the Closing Date.

Article 5.7	Interim Financial Statements. Until the Closing Date, Seller shall deliver to Buyer within twenty (20) days after the end of each month a copy of the internally prepared income statement and balance sheet for such month prepared in a manner and containing information consistent with Seller’s current practices and certified by the CEO/President and chief financial officer of Seller as to compliance with Article 3.11.

CHAPTER 6

CONDITIONS PRECEDENT TO OBLIGATIONS OF NAUTILUS

Except for Seller’s retention of the $2,000,000 option fee in the event Closing does not occur, the obligations of Nautilus and Buyer under this Agreement shall be subject to the satisfaction, on or prior to the Closing Date, of all of the following conditions, any one or more of which may be waived by Nautilus:

Article 6.1	Representations and Warranties Accurate. All representations and warranties of Seller and the Shareholders contained in this Agreement shall have been true in all material respects when made and shall be true in all material respects at and as of the Closing Date as if such representations and warranties were made at and as of the Closing Date. Seller shall furnish Nautilus and Buyer with a certificate, dated the Closing Date and signed by the legal representative of Seller and by each Shareholder, stating the above in such form as Nautilus may reasonably request.

Article 6.2	Absence of Certain Changes. Since the date hereof and prior to the Closing Date, there shall not have occurred or been discovered:

(a)	any material adverse change in the business, financial condition, prospects or results of operations of the Business, other than a material adverse change resulting from a material reduction in the volume of purchases by Nautilus;

(b)	any new law, rule or regulation or the amendment or interpretation of any existing law, rule or regulation, materially adversely affecting the operation of the Business or the ability of Seller to convey, assign and transfer to Buyer any of the Assets, the Business and other contractual rights pertaining to the Business with the effect of materially affecting the value of, or the ability of Buyer to operate as presently operated, the Business; or

(c)	damage or destruction in the nature of a casualty loss or claim, whether covered by insurance or not, materially adversely affecting the operation of the Business or the ability of Seller to convey, assign and transfer to Buyer any of the Assets, the Business and other contractual rights pertaining to the Business with the effect of materially affecting the value of, or the ability of Buyer to operate as presently operated, the Business, and there shall have been delivered to Nautilus a certificate to that effect, dated the Closing Date and signed by the legal representative of Seller.

Article 6.3	Performance by Seller. Seller shall have performed and complied in all materials respects with all agreements and conditions required by this Agreement to be performed and complied with by it prior to or on the Closing Date, and there shall have been delivered to Nautilus and Buyer a certificate to that effect, dated the Closing Date and signed by the legal representative of Seller.

Article 6.4	Opinions of Counsel for Seller and the Shareholders. Nautilus shall have received from •, counsel to Seller and the Shareholders, written opinions, dated the Closing Date, in form and substance satisfactory to Nautilus and Buyer, to the effect set forth in Exhibit C and Exhibit D, respectively. In giving such opinion, such counsel may rely, as to matters of fact, upon certificates of officers of Seller and certificates of the Shareholders, provided that such counsel shall state that they believe that they are justified in relying upon such certificates and deliver copies thereof to Nautilus and Buyer with such opinion.

Article 6.5	Authorizations, Approvals and Consents. Seller shall have received (at Seller’s cost and expense) all authorizations, consents, approvals and waivers or other action required to be obtained in connection with the execution, delivery and performance of this Agreement or the transfer pursuant to this Agreement of all of the Assets. There shall be delivered to Nautilus and Buyer a certificate, dated the Closing Date and signed by the legal representative of Seller, stating that Seller has received all authorizations, consents, approvals and waivers required by this Article 6.5.

Article 6.6	Legal Prohibition. No proceeding shall be pending or threatened before any Government Authority to restrain or prohibit or to obtain material damages or other relief in connection with the consummation of the transactions contemplated by this Agreement and no investigation that might eventuate in any such proceeding shall be pending or threatened.

Article 6.7	Instruments of Sale, etc. On the Closing Date, Seller shall deliver to Nautilus and Buyer each of the documents set forth in Article 2.6, in form and substance satisfactory to Nautilus.

Article 6.8	Corporate Authorization. Seller shall have provided Nautilus and Buyer with a certificate of the legal representative of Seller certifying copies of the resolutions of the Board of Directors and shareholders of Seller approving this Agreement and the other Transaction Documents to which it is a party and the sale and transfer of the Assets to Buyer under this Agreement.

Article 6.9	Land America Agreement. Closing pursuant to the Land America Agreement shall have been completed simultaneously with the Closing hereunder.

Article 6.10	Continuance of Insurance. Seller shall have provided Nautilus with certificate(s) from its insurance brokers, certifying the continuation upon substantially the same terms and conditions of the insurance set forth in Schedule 3.16. Seller will make arrangements to insure the continued coverage after the Closing Date of Buyer under an insurance policy for any and all liabilities for injury to persons or property arising out of the sale by Seller of the products of the Business prior to the Closing Date.

Article 6.11	Seller’s Non-Competition Agreement. Seller shall have executed and delivered the Seller’s Non-Competition Agreement.

Article 6.12	Shareholders’ Non-Competition Agreement. The Shareholders shall have executed and delivered the Shareholders’ Non-Competition Agreement.

CHAPTER 7

CONDITIONS PRECEDENT TO OBLIGATIONS OF

SELLER AND THE SHAREHOLDERS

The obligations of Seller and the Shareholders under this Agreement shall be subject to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by Seller:

Article 7.1	Representations and Warranties Accurate. All representations and warranties of Nautilus and Buyer contained in this Agreement shall have been true in all material respects when made and shall be true in all material respects at and as of the Closing Date as if such representations and warranties were made at and as of the Closing Date. Nautilus and Buyer shall furnish Seller a certificate, dated the Closing Date and signed by a duly authorized officer stating the above in such form as Seller or the Shareholders may reasonably request.

Article 7.2	Performance by Nautilus. Each of Nautilus and Buyer shall have performed and complied with all agreements and conditions required by this Agreement to be performed and complied with by it prior to or on the Closing Date and there shall be delivered to Seller a certificate to such effect, dated the Closing Date and signed by a duly authorized officer of each of Nautilus and Buyer.

Article 7.3	Legal Prohibition. On the Closing Date there shall exist no injunction or final judgment, law or regulation prohibiting the consummation of the transactions contemplated by this Agreement.

Article 7.4	Land America Agreement. Closing pursuant to the Land America Agreement shall have been completed simultaneously with the Closing hereunder.

CHAPTER 8

INDEMNIFICATION

Article 8.1	Indemnification by Seller and Shareholders. Seller and Shareholders hereby, jointly and severally agree to indemnify and hold each of Nautilus and Buyer harmless at all times as set forth below from and after the Closing Date against and in respect of all matters in connection with the following:

8.1.1	From and after the Closing Date, all the liabilities of Seller arising out of or in connection with the Business (including, without limitation, liabilities for taxes or in connection with the termination of employees of the Business), and all suits, proceedings, demands, assessments, judgments, costs, attorneys’ fees and expenses incident to any matters relating to the such liabilities of Seller and arising out of or in connection with the Business prior to the Closing Date, including those out-of-pocket costs, charges and expenses in respect of the participation of officers and employees of Nautilus or Buyer after the Closing Date in the defense thereof; and

8.1.2	From and after the Closing Date, any losses, liabilities, damages or deficiencies incurred by either Nautilus or Buyer resulting from any misrepresentation or breach of warranty under Chapter 3 of this Agreement or non-fulfillment of any agreement or covenant on the part of Seller or a Shareholder under this Agreement, or from any certificate or other instrument furnished or to be furnished by Seller or a Shareholder hereunder, and all suits, actions, proceedings, demands, assessments, judgments, costs, attorneys’ fees and expenses incident to any of the foregoing matters, including those out-of-pocket costs, charges and expenses in respect of the participation of officers and employees of Nautilus or Buyer after the Closing Date in defense thereof.

Article 8.2

Payments to Nautilus and Buyer. Seller and the Shareholders shall promptly reimburse Nautilus and Buyer for all amounts owed under Article 8.1 from time to time, at their request, as such amounts are incurred. Notwithstanding the foregoing, (a) the maximum aggregate liability of Seller and the Shareholders for all claims made by Nautilus and/or Buyer under Article 8.1.2 shall not exceed the amount of (*) less any amount released to Nautilus or Buyer by the Escrow Agent pursuant to the Escrow Agreement entered into pursuant to the Land America Agreement (the “Land America Escrow Agreement”); (b) neither of Nautilus nor Buyer shall make any particular claim for an amount owed under Article 8.1.2 after the (*)-month anniversary of the Closing Date (the “Indemnity Cut-Off Date”) (other than claims made in respect of Articles 3.2 and 3.13 which shall survive the

Indemnity Cut-Off Date for an indefinite period); and (c) notwithstanding the submission of a claim pursuant to Article 8.1.2 prior to the Indemnity Cut-Off Date, Seller and the Shareholders may delay payment for such claims until after the (*)-month anniversary of the Closing Date and the initial release of funds to the Representative pursuant to the Land America Escrow Agreement.

8.2.1	Subject to the limitations set forth in Article 8.2 above, Nautilus may from time to time give a notice (a “Notice”) to the Representative specifying in reasonable detail the nature and dollar amount of any claim (a “Claim”) it may have under Article 8.1.1 or 8.1.2 of this Agreement. Nautilus may make more than one claim with respect to any underlying state of facts. If the Representative gives notice to Nautilus disputing any Claim (a “Counter Notice”) within thirty (30) days following receipt by the Representative of the Notice regarding such Claim, such Claim shall be resolved as provided in Article 8.2.2 below. If no Counter Notice is received by Nautilus within such thirty-day (30-day) period, then the dollar amount of damages claimed by Nautilus as set forth in its Notice shall be deemed established for purposes of this Agreement and, at the end of such thirty-day (30-day) period the Representative shall pay to Nautilus the dollar amount claimed in the Notice, subject to the limitations set forth in Article 8.2 above.

8.2.2	If a Counter Notice is given with respect to a Claim, the Representative and Nautilus will seek to resolve the matter through friendly negotiations. If the matter has not been resolved within thirty days after delivery of the Counter Notice, either party may submit the matter to binding arbitration in accordance with Article 12.11 below.

Article 8.3	Indemnification by Nautilus. Nautilus and Buyer hereby agree jointly and severally to indemnify and hold harmless Seller and the Shareholders at all times from and after the Closing Date against and in respect of all matters in connection with the following:

8.3.1	From and after the Closing Date, all the liabilities of Nautilus and Buyer arising out of or in connection with the Business (including, without limitation, liabilities for taxes or in connection with the termination of employees of the Business by Buyer after the Closing Date), and all suits, proceedings, demands, assessments, judgments, costs, attorneys’ fees and expenses incident to any matters relating to the such liabilities of Nautilus and Buyer and arising out of or in connection with the conduct of the Business from and after the Closing Date, including those out-of-pocket costs, charges and expenses in respect of the participation of officers and employees of Seller or the Shareholders after the Closing Date in the defense thereof.

(*)	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

8.3.2	From and after the Closing Date up through the Indemnity Cut-Off Date, any losses, liabilities, damages or deficiencies incurred by Seller or the Shareholders that result from any misrepresentation, breach of warranty, or non-fulfillment of any agreement or covenant on the part of Nautilus under this Agreement, or from any certificate or other instrument furnished or to be furnished by hereunder and all suits, actions, proceedings, demands, assessments, judgments, costs, attorneys’ fees and expenses incident to any of the foregoing matters, including those out-of-pocket costs, charges and expenses in respect of the participation of officers and employees of Seller or the Shareholders after the Closing Date in defense thereof. Notwithstanding the foregoing, the maximum aggregate liability of Nautilus and Buyer for all claims made by Seller or the Shareholders under Article 8.3.2 shall not exceed US(*).

Article 8.4	Payments to Seller and the Shareholders. Nautilus shall promptly reimburse Seller or the Shareholders for all amounts owed under Article 8.3 from time to time, at their request, as such amounts are incurred. Notwithstanding the foregoing, Seller and the Shareholders shall not make any particular claim for an amount owed under Article 8.3.2 after the Indemnity Cut-Off Date.

Article 8.5	Third Party Claims. If a claim by a third party is made against an indemnified Party hereunder, and if a Party intends to seek indemnity with respect thereto under this Chapter 8 (such Party being the “Indemnified Party”), the Indemnified Party or Parties shall promptly (and in any case within thirty (30) days) notify the other Party or Parties (the “Indemnifying Party”) of such claim. The Indemnifying Party shall have thirty (30) days after receipt of the above-mentioned notice to undertake, conduct and control, through counsel of its own choosing (subject to the consent of the Indemnified Party, such consent not to be unreasonably withheld) and at its expense, the settlement or defense thereof, and the Indemnified Party shall cooperate with it in connection therewith; provided, that: (i) the Indemnifying Party shall not thereby permit to exist any Lien upon any asset of the Indemnified Party, (ii) the Indemnifying Party shall permit the Indemnified Party to participate in such settlement or defense through counsel chosen by the Indemnified Party, provided that the fees and expenses of such counsel shall be borne by the Indemnified Party, and (iii) the Indemnifying Party shall promptly reimburse the Indemnified Party for the full amount of any loss resulting from such claim and all related expenses incurred by the Indemnified Party within the limits of this Chapter 8. So long as the Indemnifying Party is reasonably contesting any such claim in good faith, the Indemnified Party shall not pay

(*)	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

or settle any such claim. Notwithstanding the foregoing, the Indemnified Party shall have the right to pay or settle any such claim, provided that in such event it shall waive any right to indemnity therefore by the Indemnifying Party. If the Indemnifying Party does not notify the Indemnified Party within thirty days after receipt of the Indemnified Party’s notice of a claim of indemnity hereunder that it elects to undertake the defense thereof, the Indemnified Party shall have the right to contest, settle or compromise the claim in the exercise of its exclusive discretion at the expense of the Indemnifying Party.

CHAPTER 9

STAFF AND EMPLOYEE MATTERS

Article 9.1	Staff and Employees. Seller has delivered to Nautilus and Buyer a list, dated within ten days of the Closing Date, naming by location all of the staff and employees of Seller actively employed in the Business, including each such staff and employee’s current compensation rate and date of employment. Nautilus and Buyer shall be permitted to interview all of Seller’s staff and employees employed in the Business during business hours, pursuant to schedules to be coordinated with Seller, and Seller shall give Nautilus and Buyer all information in Seller’s possession reasonably requested by Nautilus or Buyer in connection with such staff and employees. Buyer will offer employment commencing as of the Closing Date to those staff and employees as Buyer deems, in its sole discretion, appropriate on such terms as Buyer shall deem appropriate. Seller and the Shareholders will use their best efforts to cause such employees to become employees of Buyer as of the Closing Date.

Article 9.2	Salaries and Benefits. Seller shall be responsible for (i) the payment of all wages and other remuneration due to staff and employees of the Business with respect to their services as employees of Seller through close of business on the Closing Date; (ii) the payment of any termination or severance payments required by contract or law; and (iii) any amounts or benefits due to the staff and employees under welfare benefit, housing, retirement and health plans maintained Seller for such staff and employees pursuant to contract or as required by law.

Article 9.3	No Rights to Staff and Employees. Nothing herein expressed or implied shall confer upon any staff or employee hired by Nautilus or Buyer or any other employee or legal representatives of Seller or any trade union representative any rights or remedies, including, without limitation, any right to employment, or continued employment for any specified period, of any nature or kind whatsoever under or by reason of this Agreement.

CHAPTER 10

ACTIONS TO BE TAKEN

SUBSEQUENT TO THE CLOSING DATE

Article 10.1	Further Assurances. Following the Closing, Seller and each Shareholder will, upon request by Nautilus or Buyer, (a) do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances and (b) use its best efforts to obtain all authorizations, approvals, consents and waivers that may be reasonably required for the conveyance, transfer, assignment, delivery, assurance and confirmation to Buyer, or to its successors and assigns, or for aiding and assisting in collecting or reducing to possession, any or all of the Assets of Seller transferred hereunder.

Article 10.2	Customer and Other Business Relationships. After the Transfer Completion, Seller and the Shareholders will cooperate with Nautilus and Buyer in their efforts to continue and maintain for the benefit of Buyer those business relationships of Seller existing prior to the Closing and relating to the Business, including relationships with lessors, employees, regulatory authorities, licensors, customers, suppliers and others, and Seller will satisfy its liabilities in a manner that is not detrimental to any of such relationships. Seller and the Shareholders will refer to Buyer all inquiries relating to the Business. Neither Seller nor either Shareholder nor any of their respective officers, employees, agents or shareholders shall take any action that would tend to diminish the value of the Assets after the Closing or that would interfere with the Business, including disparaging the name or business of Nautilus or Buyer.

Article 10.3	Retention of and Access to Records. After the Closing Date, Buyer shall retain for a period consistent with Nautilus’s record-retention policies and practices those records of Seller delivered to Buyer. Nautilus will ensure that Buyer also shall provide Seller and the Shareholders and their representatives reasonable access thereto, during normal business hours and on at least three days’ prior written notice, to enable them to prepare financial statements or tax returns or deal with tax audits. After the Closing Date, Seller shall provide Buyer and its representatives reasonable access to records that are Excluded Assets, during normal business hours and on at least three days’ prior written notice, for any reasonable business purpose specified by Buyer in such notice.

Article 10.4	Mutual Cooperation with Respect to Taxes. Each of Nautilus and Buyer, on the one hand, and Seller and the Shareholders, on the other, will provide the other with such assistance as may reasonably be requested by either of them in connection with the preparation of any tax return, any audit or other examination by any taxing authority, or any judicial or administrative proceedings relating to liability for any Taxes relating to the transactions contemplated by this Agreement. Each such Party will retain and provide the other with any records or information which may be relevant to such return, audit or examination, proceedings or determination. Such assistance shall include making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder and shall include providing copies of any relevant tax returns and supporting work schedules. The Party requesting assistance hereunder shall reimburse the other for reasonable out-of-pocket expenses incurred in providing such assistance.

Article 10.5	Cooperation in Litigation. In the event that, after the Closing Date, Nautilus, Buyer, Seller or the Shareholders shall require the participation of officers and employees employed by each other to aid in the defense or prosecution of litigation or claims, and so long as there exists no conflict of interest between the Parties, each of Nautilus, Buyer and Seller shall use its best efforts to make such officers and employees available to participate in such defense or prosecution, provided that, except as required pursuant to the provisions of Chapter 8, the Party requiring the participation of such officers or employees shall pay all reasonable out-of-pocket costs, charges and expenses arising from such participation.

Article 10.6	Confidentiality. Except in circumstances where the prior consent of Nautilus has been obtained and for a period of five (5) years after the Closing Date, Seller and each Shareholder agrees that it shall not divulge to any Person any trade secret, or secret process, method or means, or any other confidential information concerning the Business, Nautilus or Buyer that comes to the knowledge of such Party by reason of its being a Party hereto unless and to the extent that (i) the disclosure is required by law or (ii) such information is or becomes public knowledge otherwise than through the breach of this Article or (iii) such information was obtained from a third party having no obligation of confidentiality with respect to such information.

Article 10.7	Registration of Shares. In the event the Option Exercise Deposit consists of shares of Nautilus common stock, not later than 30 days after the Closing Date Nautilus shall at its expense file a registration statement with the U.S. Securities and Exchange Commission covering all shares distributed to Seller hereunder.

CHAPTER 11

TERMINATION

Article 11.1	Termination Events. This Agreement may, by notice given on or prior to the Closing Date, in the manner hereinafter provided, be terminated and abandoned:

11.1.1	By Nautilus and Buyer, on the one hand, or Seller and the Shareholders, on the other, if material default or breach shall be made by the other with respect to the due and timely performance of any of its covenants and agreements contained herein, or with respect to due compliance with any of its representations and warranties contained herein, and such default cannot be cured, or shall have not been cured within forty-five (45) days after receipt of notice specifying particularly such default;

11.1.2	By Nautilus and Buyer if all of the conditions set forth in Chapter 6 shall not have been satisfied (or are incapable of being satisfied) on or before December 31, 2007 or waived by it on or before such date; or by Seller and the Shareholders, if all of the conditions set forth in Chapter 8 shall not have been satisfied (or are incapable of being satisfied) by such date or waived by it on or before such date;

11.1.3	By either Nautilus and Buyer, on the one hand, or Seller and the Shareholders, on the other, if in the case of Seller and the Shareholders, Nautilus, or in the case of Nautilus and Buyer, Seller or any Shareholder, becomes bankrupt, or is the subject of proceedings for liquidation or dissolution, or ceases to carry on business or becomes unable to pay its or his debts as they become due;

11.1.4	By written mutual consent of Nautilus and Seller; or

11.1.5	By either Nautilus or Seller if the Closing shall not have occurred, through no fault of any Party, on or before December 31, 2007, or such later date as may be agreed upon by the Parties.

Each Party’s right of termination hereunder is in addition to any other rights it may have hereunder or otherwise, including, without limitation, Nautilus’s rights pursuant to Article 12.2.

Article 11.2	Effect of Termination. In the event this Agreement is terminated pursuant to Article 11.1, all further obligations of the Parties hereunder shall terminate, the Option Exercise Deposit shall be disbursed to the Parties in accordance with the Escrow Agreement, and unless terminated as provided in Article 11.1.4, the Two Million U.S. Dollar (U.S. $2,000,000) option fee delivered to Seller pursuant to the Option Agreement shall be retained by Seller.

CHAPTER 12

OTHER PROVISIONS

Article 12.1	Survival of Representations and Warranties. The representations and warranties contained in this Agreement shall survive the Closing for a period of (*) months from the Closing Date, provided, however that in the event a claim for indemnification is made by Nautilus in respect of any representation and warranty (other than those in Articles 3.2 and 3.13 which shall continue for an indefinite period) made by Seller or either Shareholder prior to the expiration of such (*) month period, Nautilus shall be entitled to the benefits of the indemnification provisions hereunder as long as such claim is being prosecuted in good faith.

Article 12.2	[Intentionally left blank]

Article 12.3	Responsibility for Taxes. Each Party shall pay its own transaction-related Taxes arising out of the transactions contemplated by this Agreement.

(*)	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Article 12.4	Complete Agreement. This Agreement, including the Schedules and Exhibits attached hereto and the documents referred to herein, together with the Escrow Agreement shall constitute the entire agreement between the Parties hereto with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter, including without limitation the Option Agreement.

Article 12.5	Passage of Title and Risk of Loss. Title and risk of loss with respect to the Assets and rights to be transferred hereunder shall not pass to Buyer until the Assets or right is transferred at the Closing hereunder.

Article 12.6	Waiver, Discharge, etc. This Agreement may not be released, discharged, abandoned, changed or modified in any manner, except by an instrument in writing signed on behalf of each of the Parties hereto by their duly authorized representatives. The failure of any Party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part thereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.

Article 12.7	Notices. Any notice or other communication required or permitted hereunder shall be given in writing and shall be addressed to the relevant Party at the address set forth below or at such other address as such Party may designate by ten Business Days’ advance written notice to the other Parties. Any notice addressed to the relevant Party shall be deemed to have been delivered: (a) if delivered by hand when delivered, (b) if sent by pre-paid United States registered mail, on the fifth (5th) Business Day after the date of posting, (c) if given or made by facsimile, on the following Business Day after the transmission is sent (as long as the sender has a confirmation report specifying the facsimile number of the recipient, the number of pages sent and the date of the transmission) and, (d) if given or made by electronic mail, on the following Business Day after the electronic mail is sent (as long as the sender has confirmation records confirming delivery by the sender and receipt by the recipient of the electronic mail). Notice given to Nautilus shall constitute notice to Buyer.

Notices and communications shall be delivered as follows:

To Nautilus	Nautilus, Inc
and Buyer at:	16400 SE Nautilus Drive
Vancouver, Washington 98683 U.S.A.
	Attn:	Wayne M. Bolio,
Chief Administrative Officer and
Senior Vice President, Law & Human Resources
Facsimile: 1 (360) 859-5915
E-mail: wbolio@nautilus.com

with a copy to:	Garvey Schubert Barer
1191 Second Avenue, 18th Floor
Seattle, Washington 98101 U.S.A.
Attn: Bruce A. Robertson, Esquire
Facsimile: 1 (206) 464-0125
E-mail: brobertson@gsblaw.com

To Seller at:	Treuriver Investments Limited
25 North 2nd Road, Xiamen, Xinglin
Jimei District
Xiamen China 361022
Attn: (*)
Facsimile: (*)

with a copy to:	(*)

To Bruno at:	(*)
[Address]
Facsimile:
E-mail

To Qing at:	(*)
[Address]
Attn:
Facsimile:
E-mail:

Article 12.8	Public Announcements. No Party shall issue any press release or public announcement in connection with this Agreement or the transactions contemplated hereby without the prior written approval of the other Parties hereto.

Article 12.9	Expenses. Whether the transactions contemplated by this Agreement are consummated or fail to be consummated for any reason whatsoever, each Party shall pay its own expenses and the fees and disbursements of its counsel, accountants and other experts.

Article 12.10	Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Washington, U.S.A., without regard to its conflict of laws principles.

Article 12.11	Arbitration.

(1)	Except as provided in Article 12.2, all disputes arising in connection with or relating to this Agreement shall be finally settled by binding arbitration in accordance with the International Arbitration Rules of the American Arbitration Association. The tribunal shall be composed of a sole arbitrator. The arbitration shall be conducted in the English language at San Francisco under the U.S. Federal Arbitration Act.

(*)	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

(2)	Any arbitral award rendered shall be final, binding and non-appealable and may be entered and enforced as a judgment with any court having jurisdiction.

(3)	To the extent this Article is deemed to be a separate agreement independent from this Agreement, Article 12.10 concerning governing law and Article 12.7 concerning notices are incorporated herein by reference.

(4)	Any Party may, without inconsistency with this agreement to arbitrate, seek from a court any provisional remedy that may be necessary to preserve its rights, to protect intellectual property or to prevent the disposal of assets at any time before, during or after the arbitration proceedings.

Article 12.12	Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and the successors or assigns of the Parties, provided that the rights of Seller herein may not be assigned and the rights of Nautilus and Buyer may only be assigned (without Seller’s and Shareholders’ consent) to an Affiliate of Nautilus (as long as Nautilus shall remain liable hereunder).

Article 12.13	Language; Schedules; Headings; Counterparts. This Agreement is written both in the Chinese and English languages. Both versions shall have equal validity, but in the event of a conflict between the two versions the English version shall prevail. All Schedules attached to this Agreement are an integral part hereof and are incorporated herein by reference as though set forth in full. The headings used in this Agreement are for convenience only and shall not be used in the interpretation of any provision of this Agreement or affect any right or obligation under this Agreement. This Agreement may be executed in any number of counterparts and by different Parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.

Article 12.14	Joint and Several Obligations. The liability of Seller and each Shareholder hereunder shall be joint and several with Seller and with the Shareholders. Where in this Agreement provision is made for any action to be taken or not taken by Seller, the Shareholders jointly and severally undertake to cause Seller to take or not take such action, as the case may be. Without limiting the generality of the foregoing, Seller and each Shareholder shall be jointly and severally liable for the indemnities set forth in Article 8.

Article 12.15	Representative of Seller and the Shareholders.

(a)	Seller and each of the Shareholders hereby appoint Bruno as their representative (“Selling Parties Representative”) and their true and lawful attorney in fact, with full power and authority in each of their names and on behalf of each of them:

(i)	to act on behalf of each of them in the absolute discretion of the Selling Parties Representative, but only with respect to the following provisions of this Agreement, with the power to: (A) designate the accounts for payment of the Purchase Price pursuant to Article 2.3; (B) act pursuant to Article 2.4 with respect to any Purchase Price adjustment; (C) act under the Escrow Agreement; (D) give and receive notices pursuant to Article12.7; (E) terminate this Agreement pursuant to Section 11.1 or waive any provision of this Agreement pursuant to Chapter 7, Article 11.1 and Article 12.6; and (F) act in connection with any matter as to which Seller and each of the Shareholders, jointly and severally, have obligations, or are Indemnified Persons, under Article 8; and

(ii)	in general, to do all things and to perform all acts, including executing and delivering all agreements, certificates, receipts, instructions and other instruments contemplated by or deemed advisable to effectuate the provisions of this Article 12.15.

This appointment and grant of power and authority is coupled with an interest and is in consideration of the mutual covenants made herein and is irrevocable and shall not be terminated by any act of any of the Shareholders or Seller or by operation of law, or by the occurrence of any other event. Each Shareholder and Seller hereby consents to the taking of any and all actions and the making of any decisions required or permitted to be taken or made by the Selling Parties Representative pursuant to this Article 12.15.

(b)	Nautilus, Buyer and the Escrow Agent shall be entitled to rely upon any document or other paper delivered by the Selling Parties Representative as (i) genuine and correct and (ii) having been duly signed or sent by the Selling Parties Representative, and none of Nautilus, Buyer or the Escrow Agent shall be liable to any of the Shareholders or Seller for any action taken or omitted to be taken by Nautilus or the Escrow Agent in such reliance.

[Remainder of this page intentionally left blank.]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the date first above written.

NAUTILUS

NAUTILUS, INC.

By:
Signature
Print Name:
Title:

BUYER

[NAUTILUS ACQUISITION SUBSIDIARY]

By:
Signature
Print Name:
Title:

SELLER

LAND AMERICA HEALTH & FITNESS CO., LTD

By:
Signature
Print Name:
Title:

(*) (a Shareholder)

By:
(*)

(*) (a Shareholder)

By:
(*)

(*)	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

ACCEPTANCE AND AGREEMENT OF SELLING PARTIES REPRESENTATIVE

The undersigned, being the Selling Parties Representative designated in Article 12.15 of the foregoing Asset Purchase Agreement, agrees to serve as the Selling Parties Representative and to be bound by the terms of such Asset Purchase Agreement pertaining thereto.

Dated: , 2007

(*)

(*)	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Exhibit A

EXHIBIT A

(Seller’s Non-Competition Agreement)

Exhibit B

EXHIBIT B

(Shareholders Non-Competition Agreement)

Exhibit C

EXHIBIT C

(Form of Opinion of The Universal Legal Corp., PRC,

Counsel to Seller and Shareholders)

EXHIBIT D

(Form of Opinion of                                                  ,

Counsel to Seller and Shareholders)

2

Exhibit	ESCROW AGREEMENT

THIS ESCROW AGREEMENT, dated as of •, 2007 (this “Agreement”), is entered into by and among NAUTILUS, INC., a Washington corporation (“Nautilus”), [NAUTILUS ACQUISITION SUBSIDIARY], a                                                  (“Buyer”), TREURIVER INVESTMENTS LIMITED, a British Virgin Islands company (“Seller”), (*) and (*) and Seller are sometimes collectively referred to as the “Selling Parties” or individually as a “Selling Party”), (*), as representative of the Selling Parties (the “Representative”) and                                                  , as escrow agent (the “Escrow Agent”).

PRELIMINARY STATEMENTS

A.	Nautilus and Seller have entered into a Purchase Option Agreement, dated effective January 29, 2007 (the “Option Agreement”). Capitalized terms used in the Option Agreement are used herein with the same meaning, unless otherwise defined herein.

B.	This is the Escrow Agreement referred to in the Option Agreement.

C.	Nautilus may exercise the Option and purchase the Assets or cause Buyer to purchase the Assets.

NOW, THEREFORE, the parties hereto hereby agree as follows:

1.	Appointment of Escrow Agent. Nautilus and the Selling Parties hereby appoint the Escrow Agent to act as escrow agent in accordance with the terms and conditions of this Agreement, and the Escrow Agent hereby accepts such appointment and agrees to act as escrow agent hereunder in accordance with such terms and conditions.

2.	Establishment of Escrow.

(a)	Option Exercise Deposit. In accordance with Section 3.2 of the Option Agreement, Nautilus has deposited an Escrow Exercise Deposit with the Escrow Agent consisting of either (i) Thirty Million United States Dollars ($30,000,000) or (ii) unregistered shares of Nautilus common stock (“Shares”) with a market value (determined in accordance with the Option Agreement) of Thirty Million United States Dollars ($30,000,000) issued to • together with stock powers relating to such Shares executed by • in blank. If (a) Nautilus elects to deposit Shares with the Escrow Agent as described in clause (i) above, and (b) the market value of the Shares on deposit hereunder on the third day prior to the Closing Date (the “Determination Date”) determined using the Average Share Price (as defined below) is less than Thirty Million United States Dollars ($30,000,000), then Nautilus shall deposit with the Escrow Agent, by no later than 4:30 p.m.

(*)	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

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Pacific Standard Time on the day immediately preceding the Closing Date such additional number of Shares issued to •, together with stock powers relating to such Shares executed by • in blank, so that the market value of all Shares on deposit with the Escrow Agent on the Closing Date determined using the Average Share Price is Thirty Million United States Dollars ($30,000,000). If the market value of the Shares on the Determination Date is greater than $30,000,000, Shares with a market value (determined as set forth above) on the Closing Date in excess of $30,000,000 shall be distributed to Nautilus. If when making any deposit of Shares hereunder it would be necessary to deposit a fractional Share in order to achieve the $30,000,000 valuation, the number of Shares to be deposited shall be adjusted upward to the next full Share. The Selling Parties agree that they will cause • to deliver to Nautilus in a timely manner the stock powers executed in blank by • so that Nautilus may deposit such in escrow hereunder. “Average Share Price” means the average closing price of Nautilus common stock on the New York Stock Exchange for the 10 trading day period ending on the Determination Date.

(b)	Escrow Property. All Shares or funds deposited by Nautilus with the Escrow Agent constituting the Option Exercise Deposit and all dividends, interest or other income received in respect of such Shares and funds are collectively referred to as the “Escrow Property”. Any dividends on Shares of Nautilus common stock included in the Escrow Property will be held for the account of the Selling Parties and released from escrow to the Selling Parties at the time the Shares are distributed in accordance with the terms of this Agreement. Any interest or other income received in respect of funds included in the Escrow Property on or prior to the Closing, should it occur, will be held for the account of the Selling Parties and released from escrow to the Selling Parties in accordance with the terms of this Agreement. Any interest or other income received in respect of funds included in the Escrow Property after the Closing, should it occur, will be held for the account of the Selling Parties.

3.	Release of Escrow Property.

(a)	Closing Date Releases. On or before December 31, 2007, Nautilus and the Representative may deliver to the Escrow Agent signed instructions in substantially the form of Exhibit A hereto (the “Closing Release Instructions”). Upon receipt of the Closing Release Instructions the Escrow Agent shall deliver and pay to the person or persons designated in the Closing Release Instructions and release from escrow hereunder the Escrow Property described in the Closing Release Instructions.

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(b)	Release If Closing Does Not Occur. If the Escrow Agent does not receive Closing Release Instructions signed by Nautilus and the Representative by 4:30 p.m., Pacific Standard Time, on December 31, 2007, and if the Closing has neither occurred or is scheduled to occur, the Escrow Agent shall pay and deliver to Nautilus all Escrow Property held by it hereunder; provided, that as provided in Section 2(b) above, all dividends and interest included in the Escrow Property shall be distributed to the Selling Parties.

(c)	Release on Joint Instruction of Nautilus and the Representative. Nautilus and the Representative may from time to time, jointly instruct the Escrow Agent in writing to release any or all of the Escrow Property to a person or persons designated by them.

4.	Term. This Agreement shall continue in full force and effect until the payment or delivery of the entire Escrow Property in accordance with the terms hereof.

5.	Investment of Funds. Except as Nautilus and the Representative may from time to time jointly otherwise instruct the Escrow Agent in writing, funds comprising the Escrow Property deposited with the Escrow Agent shall be invested from time to time, to the extent possible, in United States Treasury bills having a remaining maturity of ninety (90) days or less and repurchase obligations secured by such United States Treasury bills, with any remainder being deposited and maintained in a money market deposit account with the Escrow Agent until release by the Escrow Agent of the entire Escrow Property. The Escrow Agent is authorized to liquidate in accordance with its customary procedures any portion of the Escrow Property consisting of investments to provide for payments required to be made under this Agreement.

6.	Duties of the Escrow Agent.

(a)	The Escrow Agent shall not be under any duty to give the Escrow Property held by it hereunder any greater degree of care than it gives its own similar property and shall not be required to invest any funds held hereunder except as directed in this Agreement. Uninvested funds held hereunder shall not earn or accrue interest.

(b)	The Escrow Agent shall not be liable for actions or omissions hereunder, except for its own gross negligence or willful misconduct and, except with respect to claims based upon such gross negligence or willful misconduct that are successfully asserted against the Escrow Agent, the other parties hereto shall jointly and severally indemnify and hold harmless the Escrow Agent (and any successor Escrow Agent) from and against any and all losses, liabilities, claims, actions, damages and expenses, including reasonable attorneys’ fees and disbursements, arising out of and in connection with this Agreement. Without limiting the foregoing, the Escrow Agent shall in no event be liable in connection with its investment or reinvestment of any cash held by it hereunder

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in good faith, in accordance with the terms hereof, including, without limitation, any liability for any delays (not resulting from its gross negligence or willful misconduct) in the investment or reinvestment of the funds comprising part of the Escrow Property or any loss of interest incident to any such delays.

(c)	The Escrow Agent shall be entitled to rely upon any order, judgment, certification, demand, notice, instrument or other writing delivered to it hereunder without being required to determine the authenticity or the correctness of any fact stated therein or the propriety or validity of the service thereof. The Escrow Agent may act in reliance upon any instrument or signature believed by it to be genuine and may assume that the person purporting to give receipt or advice or make any statement or execute any document in connection with the provisions hereof has been duly authorized to do so. The Escrow Agent may conclusively presume that the undersigned representative of any party hereto which is an entity other than a natural person has full power and authority to instruct the Escrow Agent on behalf of that party unless written notice to the contrary is delivered to the Escrow Agent.

(d)	The Escrow Agent may act pursuant to the advice of counsel with respect to any matter relating to this Agreement and shall not be liable for any action taken or omitted by it in good faith in accordance with such advice.

(e)	The Escrow Agent does not have any interest in the Escrow Property deposited hereunder but is serving as escrow holder only and has only possession thereof. Any payments of income from the Escrow Property shall be subject to withholding regulations then in force with respect to United States taxes. The parties hereto will provide the Escrow Agent with appropriate Internal Revenue Service Forms W-9 for tax identification number certification, or nonresident alien certifications. This Section 6(e) and Section 6(b) shall survive notwithstanding any termination of this Agreement or the resignation of the Escrow Agent.

(f)	The Escrow Agent makes no representation as to the validity, value, genuineness or collect ability of any security or other document or instrument held by or delivered to it.

(g)	The Escrow Agent shall not be called upon to advise any party as to the wisdom in selling or retaining or taking or refraining from any action with respect to any securities or other property deposited hereunder.

(h)

The Escrow Agent (and any successor Escrow Agent) may at any time resign as such by delivering the Escrow Property to any successor Escrow Agent jointly designated by the other parties hereto in writing, or to any court of competent jurisdiction, whereupon the Escrow Agent shall be discharged of and from any and all further obligations arising in connection with this Agreement. The

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resignation of the Escrow Agent will take effect on the earlier of (i) the appointment of a successor (including a court of competent jurisdiction) or (ii) the day which is thirty (30) days after the date of delivery of its written notice of resignation to the other parties hereto. If, at that time, the Escrow Agent has not received a designation of a successor Escrow Agent, the Escrow Agent’s sole responsibility after that time shall be to retain and safeguard the Escrow Property until receipt of a designation of successor Escrow Agent or a joint written disposition instruction by the other parties hereto or a final, non-appealable order of a court of competent jurisdiction.

(i)	In the event of any disagreement between the other parties hereto resulting in adverse claims or demands being made in connection with the Escrow Property, or in the event that the Escrow Agent is in doubt as to what action it should take hereunder, the Escrow Agent shall be entitled to retain the Escrow Property until the Escrow Agent shall have received (i) a final, non-appealable order of a court of competent jurisdiction directing delivery of the Escrow Property or (ii) a written agreement executed by Nautilus and the Representative directing delivery of the Escrow Property, in which event the Escrow Agent shall disburse the Escrow Property in accordance with such order or agreement. Any court order shall be accompanied by a legal opinion by counsel for the presenting party satisfactory to the Escrow Agent to the effect that the order is final and non-appealable. The Escrow Agent shall act on such court order and legal opinion without further question.

(j)	Nautilus and the Selling Parties shall pay the Escrow Agent compensation (as payment in full) for the services to be rendered by the Escrow Agent hereunder in the amount of dollars ($ ) at the time of execution of this Agreement and dollars ($ ) annually thereafter and agree to reimburse the Escrow Agent for all reasonable expenses, disbursements and advances incurred or made by the Escrow Agent in performance of its duties hereunder (including reasonable fees, expenses and disbursements of its counsel). Any such compensation and reimbursement to which the Escrow Agent is entitled shall be borne fifty percent (50%) by Nautilus and fifty percent (50%) by the Representative. Any fees or expenses of the Escrow Agent or its counsel that are not paid as provided for herein may be taken from any property held by the Escrow Agent hereunder.

(k)	No printed or other matter in any language (including, without limitation, prospectuses, notices, reports and promotional material) that mentions the Escrow Agent’s name or the rights, powers or duties of the Escrow Agent shall be issued by the other parties hereto or on such parties’ behalf unless the Escrow Agent shall first have given its specific written consent thereto.

(l)	The other parties hereto authorize the Escrow Agent, for any securities held hereunder, to use the services of any United States central securities depository it reasonably deems appropriate, including, without limitation, the Depository Trust Company and the Federal Reserve Book Entry System.

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7.	Limited Responsibility. This Agreement expressly sets forth all the duties of the Escrow Agent with respect to any and all matters pertinent hereto. No implied duties or obligations shall be read into this Agreement against the Escrow Agent. The Escrow Agent shall not be bound by the provisions of any agreement among the other parties hereto except this Agreement.

8.	Notices. All notices, consents, waivers and other communications required or permitted under this Agreement shall be in writing and shall be deemed given to a party when (a) delivered to the appropriate address by hand or by a nationally recognized overnight courier service (costs prepaid); (b) sent by facsimile or e-mail (with confirmation by the transmitting equipment); or (c) received by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses and facsimile numbers and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number or person as a party may designate by notice to the other parties):

To Nautilus at:	Nautilus, Inc.
16400 SE Nautilus Drive
Vancouver, Washington 98683 U.S.A.
Attn: Wayne M. Bolio,
Chief Administrative Officer, Senior Vice President,
Law and Human Resources
Facsimile: 1-360-859-5915
E-mail: wbolio@nautilus.com

with a mandatory copy to:	Garvey Schubert Barer
1191 Second Avenue, 18th Floor
Seattle, Washington 98101-2939 U.S.A.
Attn: Bruce A. Robertson, Esquire
Facsimile: 1-206-464-0125
E-mail: brobertson@gsblaw.com

To Land America at:	Treuriver Investments Limited
25 North 2nd Road Xiamen, Xinglin
Jimei District
Xiamen, China 361022 P.R.C.
Attn: (*)
Facsimile: (*)
E-mail: (*)

with a mandatory copy to:	(*)

To Buyer at:
Attn:
Facsimile:
E-mail:

(*)	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

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with a mandatory copy to:
Attn:
Facsimile:
E-mail:

To (*) at:	(*)
Facsimile:
E-mail: (*)

with a mandatory copy to:
Attn:
Facsimile:
E-mail:

To (*) at:	Attn: (*)
Facsimile:
E-mail:

with a mandatory copy to:
Attn:
Facsimile:
E-mail:

To Escrow Agent at:
Attn:
Facsimile:
E-mail:

with a mandatory copy to:
Attn:
Facsimile:
E-mail:

(*)	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

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9.	Jurisdiction; Service of Process. Any proceeding arising out of or relating to this Agreement may be brought in the courts of the State of Washington, County of King, or, if it has or can acquire jurisdiction, in the United States District Court for the Western District of Washington, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such proceeding and waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the proceeding shall be heard and determined only in any such court and agrees not to bring any proceeding arising out of or relating to this Agreement in any other court. Process in any proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

10.	Execution of Agreement. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for any purposes whatsoever.

11.	Section Headings; Construction. The headings of sections in this Agreement are provided for convenience only and will not affect its construction or interpretation.

12.	Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

13.	Entire Agreement and Modification. This Agreement supersedes all prior agreements among the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by Nautilus, the Selling Parties, the Representative and the Escrow Agent.

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14.	Governing Law. This Agreement shall be governed by the laws of the State of Washington without regard to conflicts of law principles that would require the application of any other law.

15.	Representative of Selling Parties.

(a)	Each Selling Party hereby constitutes and appoints the Representative as their representative and their true and lawful attorney in fact, with full power and authority in each of their names and on behalf of each of them:

(i)	to act on behalf of each of them in the absolute discretion of the Selling Parties Representative in connection with this Agreement, including, without limitation, with the power to: (A) execute and deliver the Closing Release Instructions pursuant to Section 3(a) and other release instructions pursuant to Section 3(d), (B) designate the accounts for payment of the amounts released from escrow; (C) deliver any Counter Notice under Section 3(b)(2); (D) deliver any instructions pursuant to Section 5; (E) give and receive notices pursuant to Section 8 and this Agreement; (F) waive any provision of this Agreement pursuant to Section 12; and (G) accept service of process pursuant to Section 9; and

(ii)	in general, to do all things and to perform all acts, including executing and delivering all agreements, certificates, receipts, instructions and other instruments contemplated by or deemed advisable to effectuate the provisions of this Section 15.

This appointment and grant of power and authority is coupled with an interest and is in consideration of the mutual covenants made herein and is irrevocable and shall not be terminated by any act of any Selling Party or by operation of law. Each Selling Party hereby consents to the taking of any and all actions and the making of any decisions required or permitted to be taken or made by the Representative pursuant to this Section 15. Bruno agrees to serve as the Representative and be bound by the terms of this Agreement relating thereto.

(b)	Nautilus and the Escrow Agreement shall be entitled to rely upon any document or other paper delivered by the Representative as (i) genuine and correct and (ii) having been duly signed or sent by the Representative, and neither Nautilus nor the Escrow Agent shall be liable to any of the Selling Parties for any action taken or omitted to be taken by Nautilus or the Escrow Agent in such reliance.

[Remainder of this page intentionally left blank.]

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IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

NAUTILUS, INC.

By:
Print Name:
Title:

TREURIVER INVESTMENTS LIMITED

By:
Print Name:
Title:

[BUYER]

By:
Print Name:
Title:

(*), individually and as Representative

(*)

(*)	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Exhibit A

EXHIBIT A

[Form of Closing Release Instructions]

[Name and Address of Escrow Agent]	, 2007.
Attention:

CLOSING RELEASE INSTRUCTIONS

Dear Sirs,

We refer to the Escrow Agreement, dated as of •, 2007 (the “Agreement”), among the undersigned, certain other Selling Parties and you, as Escrow Agent. Terms defined in the Agreement and not otherwise defined herein are used herein as therein defined.

We confirm that the Closing under the Purchase Agreement occurred on •, 2007 and hereby irrevocably authorize and direct you to release the following [securities and] funds constituting part of the Escrow Property from escrow and [deliver or] pay such [securities and] funds to the person or persons designated below:

[1]. Deliver to (*), as representative of the Selling Parties at                         , share certificates representing • Shares of common stock of Nautilus, Inc.[having a total value determined in accordance with Section 2(a) of the Escrow Agreement of U.S.$30,000,000] registered in the name of • together with (i) any dividends on Shares that have been received as Escrow Property, and (ii) stock powers relating to such share certificates executed in blank by•i

[2]. After giving effect to the instructions set forth above, deliver all additional share certificates representing Shares of common stock of Nautilus, Inc. together with stock powers relating to such Shares executed in blank by •, to Nautilus at             .]ii

[3]. After giving effect to the payment instructions set forth above, deliver al remaining Escrow Property to the Selling Parties by wire transfer to [here provide wire transfer instructions].

Very truly yours,

NAUTILUS, INC.

By:
Print Name:
Title:

(*)	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.
i	This paragraph and the bracketed language in the preceding paragraph should be included if Nautilus has deposited shares of Nautilus common stock with the Escrow Agent as the Option Exercise Deposit. The total number of shares released in accordance with this paragraph should have a value of $30,000,000 calculated using the Average Share Price as determined in accordance with Section 2(a) of the Agreement and rounded up to the next full share if a fractional share would otherwise be required.
ii

This paragraph should be included if the value of the Shares in escrow on the Determination Date exceeds $30,000,000 calculated using the Average Share Price as determined in accordance with Section 2(a) of the Agreement.

Exhibit A